UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT of 1934

Date of report (Date of earliest event reported):   November 26, 2013

SCHNITZER STEEL INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

OREGON (State or Other Jurisdiction of Incorporation)	0-22496 (Commission File Number)	93-0341923 (I.R.S. Employer Identification No.)

299 SW Clay Street Suite 350 Portland, OR (Address of Principal Executive Offices)	97201 (Zip Code)

Registrant’s Telephone Number Including Area Code:  (503) 224-9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

In the first quarter of fiscal 2014, an error was identified in the classification of the cash outflow of $24.7 million for the purchase of a non-controlling interest in a subsidiary as a use of cash in investing activities that, under generally accepted accounting principles, should have been reflected as a use of cash in financing activities in the Company’s consolidated statements of cash flows included in the previously reported financial statements for the nine months ended May 31, 2013 included in the Quarterly Report on Form 10-Q and for the year ended August 31, 2013 included in the 2013 Annual Report on Form 10-K. The Company assessed the materiality of this classification error under the guidance in ASC 250-10 relating to SEC’s Staff Accounting Bulletin (“SAB”) No. 99, Materiality, and concluded that the previously issued financial statements for the nine months ended May 31, 2013 and the year ended August 31, 2013 were not materially misstated. The consolidated statement of cash flows for the year ended August 31, 2013 and for the nine months ended May 31, 2013 will be revised in the Company’s 2014 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the third quarter of fiscal 2014, respectively, to correct the classification error.

The revision had no impact on the Company’s consolidated balance sheets, consolidated results of operations, earnings per share and net cash provided by operating activities in the consolidated statements of cash flows.

The effect of the revision on the line items within the Company’s consolidated statement of cash flows for the nine months ended May 31, 2013 and the year ended August 31, 2013 is as follows (in thousands):

	Nine months ended May 31, 2013			Year ended August 31, 2013
	As reported	Adjustments	As revised	As reported	Adjustments	As revised
		(unaudited)			(unaudited)
Investing Activities
Purchase of noncontrolling interest	(24,734)	24,734	—	(24,734)	24,734	—
Net cash used in investing activities	(115,089)	24,734	(90,355)	(137,184)	24,734	(112,450)

Financing Activities
Purchase of noncontrolling interest	—	(24,734)	(24,734)	—	(24,734)	(24,734)
Net cash provided by (used in) financing activities	60,023	(24,734)	35,289	20,587	(24,734)	(4,147)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHNITZER STEEL INDUSTRIES, INC. (Registrant)

Dated: November 27, 2013	By:	/s/ RICHARD D. PEACH
Name: Richard D. Peach
Title: Senior Vice President and Chief Financial Officer